EXHIBIT NUMBER 6.10

                             SERVICE AND SPACE AGREEMENT



            THIS AGREEMENT, made the _____ day of _________________, 1997 by and JOSEPH L. NERI, SR., 3740 Rte. 104, Williamson, New York 14589 (the _Owner_), JOSEPH NERI CHEVROLET-OLSMOBILE-PONTIAC, INC., a New York Corporation with offices at 3740 Rte. 104, Williamson, New York 14589 (the _Provider_) and TORVEC, INC., a New York Corporation with offices at 11 Pondview Drive, Pittsford, New York 14534 (_Torvec_).

                                W I T N E S S E T H :
            WHEREAS, Owner is the owner of Premises located at 3740 Rte. 104, Williamson, New York consisting of eight acres of land on which there is located a building of approximately 17,000 square feet (the _Premises_), and
            WHEREAS, the Provider occupies the Premises as an automobile dealership and fully equipped repair department and body shop (the _Facility_), and
             WHEREAS, Torvec is a development company engaged in the
            development of patented products which will be utilized as components of motor vehicles and as a new type of vehicle, and in multiple other applications, and



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            WHEREAS, the Parties desire that the Provider make the Facility available to Torvec and utilize Provider's personnel to construct, assemble and install Torvec's products into vehicles,

            NOW THEREFORE, it is agreed as follows:
                 1. The Owner and the Provider warrant and represent that they are the sole owners of the Facility as it is above described and agree that Torvec shall have the use of so much of the Facility as is required by Torvec from time to time to store goods of Torvec and to permit the Provider to construct, assemble and install Torvec's products into vehicles, including but not limited to the FasTrack.
                 2.Provider warrants and represents that equipment at
            the Facility includes a computer system, service department, specialized equipment and tools with above-ground lifts (D.E.C. approved), one of which has a 28,000 pound capacity for trucks and buses, and an eight bay body shop complete with paint room and Kansas Jack straightening machine and a two floor parts department. Provider further warrants and represents that its staff consists of thirty members, including sales managers, office staff, mechanics and a computer programmer, all of whose services will be employed by Provider in fulfilling its obligations under this Agreement.
                 3.Provider agrees:



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                      (A)To provide office space as needed to Torvec,
            not to exceed ____________ square feet.
                      (B)To provide all utilities, including a telephone
            system with an after-hour answering service.
                      (C)To construct, assemble and install the
            Company's products into various vehicles, including the FasTrack, and to devote so much of the space at the Facility and as many of its personnel as are required to promptly meet the reasonable needs of Torvec.
                      (D)To maintain the Facility and keep it in good
            repair.
                      (E)To designate Torvec as an additional insured on
            Provider's general liability insurance.
                      (F)To take all reasonable actions to secure the
            Facility against theft of Torvec's products or technology.
                 4.Torvec agrees:
                      (A)To provide the designs for all products being
            constructed or installed by Provider.
                      (B)To provide the inventory for all products,
            which inventory shall, at all stages of assembly or production remain the property of Torvec.
                      (C)To provide the training required by Provider's
            personnel to properly render the services which Provider is obligated to render under this Agreement, it being understood that initially Mr. Keith Gleasman will provide such training but Torvec shall have the right to designate one or more additional individuals to provide.


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                 5.The parties agree that Provider is an independent
            contractor and neither Provider nor his employees shall be an employee, agent, servant or representative of Torvec. Provider shall have no authority to transact business, enter into agreements or otherwise make commitments on behalf of Torvec. Provider shall be responsible for the payment of all taxes, worker's compensation benefits and other fringe benefits of the employees of Provider who are engaged in fulfilling Provider's obligations under this Agreement.
                 6.Provider  and Owner have been advised that Torvec is
            a development company engaged in the development of commercial applications of new patented products. Provider and owner have agreed that all patents, designs and technology relating to the Products, as well as all marketing plans, customer and supplier lists are confidential proprietary information of Torvec (Confidential Information). Neither Owner nor Provider will claim any ownership interest in any such proprietary and Confidential Information and agree to use such Information as is provided to them for the sole purpose of performing their obligations under this Agreement. They will limit dissemination of this Confidential Information to only those employees who have a need to know to perform the limited tasks assigned to them. Such Confidential Information will not be copied and will be returned to Torvec upon expiration of this Agreement. The parties have agreed that Torvec would be irreparably harmed


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            by a violation of this paragraph of this Agreement and that an action for damages may not be an adequate remedy and that Torvec may seek an injunction in addition to any other remedies available at law to enforce this Article 6 of this Agreement.
                 7.Owner represents and warrants that he has a binding
            and irrevocable option to purchase 80 acres of land adjacent to the Premises and fronting on Rte. 104, which acreage contains ponds, swamps and woods suitable for testing vehicles containing products of Torvec. One year from the effective date of this Agreement, Owner will transfer and convey said 80 acre parcel to Torvec free of liens and encumbrances for the sum of $350,000.00 which Torvec agrees to pay. Owner warrants and represents that use of said 80 acre parcel to test Torvec's vehicles will not violate any zoning law or restriction running with the land.
                 8.For services and space to be provided by Provider and
            Owner pursuant to this agreement, Torvec agrees to pay Provider the sum of $630,000.00 in twelve equal monthly installments. The first and last monthly payments have been paid and Owner and Provider acknowledge that fact by executing this Agreement. Owner and Provider acknowledge that they have been advised that pursuant to the Securities Act of 1933 Torvec is seeking to complete an initial public offering of its stock and this Agreement shall become effective on the date on which the proceeds of such public offering are distributed to Torvec. The initial term of


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            this Agreement shall be one (1) year. Torvec shall have the option on four separate occasions to extend this Agreement on the same terms for additional periods of one year each, provided that Provider is given notice in writing of the exercise of this option no less than ninety (90) days prior to the date on which the original term of this Agreement or any extension thereof would terminate.
                 9.Any dispute arising out of or relating to this
            Agreement other than disputes pursuant to Article 6 above shall be settled by arbitration. Such arbitration shall be governed by the rules of commercial Arbitration of the American Arbitration Association and shall be conducted at Rochester, New York. Any award granted in such arbitration shall be final and binding upon the parties and may be enforced in accordance with Article 75 of the Civil Practice Law and Rules of the State of New York.
                 10.This Agreement has been entered into in the State of
            New York and its validity and interpretation shall be governed by and in accordance with the laws of that State.
                 11.This Agreement shall be binding upon and inure to
            the benefit of the parties hereto and their successors but neither party shall have the right to assign or transfer any right or obligation under this agreement to any third party without the prior written consent of the others. A combination of Torvec with another entity shall not be deemed an assignment.



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                 IN WITNESS WHEREOF, the parties hereto have entered
            into this Agreement on the date first above written.


                                       _____________________
                                       Joseph L. Neri, Sr., Owner

                                       JOSEPH NERI
                                       CHEVROLET-OLDSMOBILE-
                                       PONTIAC, INC.

                                       By:____________________________
                                                   Provider

                                      TORVEC, INC.

                                      By:____________________________
                                                    Torvec














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